Exhibit 99.1

The Glimpse Group merges Brightline Interactive, a Leading Immersive Technology Company, Into a Newly Formed Subsidiary Company

Pivotal Combination Increases Glimpse’s Annual Revenue Base by Approximately $5 million, Strengthens Operating Foundation, Adds Tier 1 Customers and Deepens Executive Team

NEW YORK, NY, May 26, 2022 – The Glimpse Group, Inc. (“Glimpse”) (NASDAQ:VRAR, FSE: 9DR), a diversified Virtual Reality (“VR”) and Augmented Reality (“AR”) platform company providing enterprise-focused VR and AR software and services solutions, today announced that it has entered into a definitive agreement to merge Brightline Interactive (“BLI”), a global leader in the immersive technology industry, into a new dedicated Glimpse subsidiary.

BLI (https://brightlineinteractive.com/) is a global provider of VR, AR, 5G integration, spatial computing, and deep tech software and service solutions. It designs, builds, integrates, and supports immersive and interactive experiences, training scenarios, and simulations for both government and commercial customers. Key commercial customers include companies such as AT&T and Coca-Cola. BLI has a significant presence in the government sector as a direct contractor, including projects with Federal Emergency Management Agency (FEMA), the Federal Aviation Administration (FAA), the United States Air Force, and the National Institutes for Health (NIH), to name a few. BLI has 28 employees, was founded in 2004 and is based in Ashburn, VA. In addition, BLI has been issued one US patent: “System and Method for Generating an Augmented Reality Experience” and has been issued an allowance of a second VR patent application, expected to be to be finalized in Q3, 2022.

Founder, Erik Muendel, who is currently a Managing Partner of BLI, said, “Ever since I started this adventure in 2004, we have focused on people, cutting edge capabilities, technology and culture. We never brought in institutional capital and built the company from the ground up independently. Given the evolution of the immersive industry, we feel that this is the right time to join forces with a company like Glimpse in order to accelerate growth and reach critical scale. We are strong independently, but much stronger together.” Mr. Muendel will be spearheading integration between the various groups and playing an advisory role on technical solutions, process and creative direction for BLI during its transition into the Glimpse organization.

Link to Video: https://vimeo.com/713389835/f4eebdcc90

BLI generated revenue of approximately $5.0 million in calendar year 2021, an increase of approximately 25% compared to approximately $4.0 million in calendar year 2020. BLI’s gross margins for calendar year 2020 were in the 50-55% range, with breakeven to slightly positive cash flow from operations. BLI’s recognized revenue and financials have not been audited yet and may change upon review and audit.

Expected synergies from the deal include:

●	Increase Glimpse’s annual revenue by approximately 33%

●	Place Glimpse on a potential $15 million annual revenue run rate, which we believe cements Glimpse’s position as one of the largest independent VR and AR software and services companies

●	Significantly improve business, operating and financial scale, further solidifying Glimpse’s operating base

●	Generate compelling go-to-market synergies across Glimpse’s diverse ecosystem of subsidiary companies

●	Improve positioning and capabilities towards the Government and Department of Defense as a direct contractor

●	Adds 1 issued and 1 allowed patent, bringing Glimpse’s total issued VR and AR patents to 9 expected in the short term

●	Increase employee base to over 175 immersive technologies software developers, engineers, and 3D artists with cutting-edge capabilities

●	Deepen Glimpse’s robust ecosystem of VR/AR companies and expertise

●	Expand diversification across industries, subsidiary companies, customers, technologies, and geographies

In addition, Tyler Gates, BLI’s CEO and Managing Partner, will continue as its General Manager post transaction and join Glimpse’s executive team as Chief Futurist. Mr. Gates will add significant immersive technology industry experience and relationships, specifically around strategy, vision and industry partnerships. In addition, Tyler will serve as a Glimpse Board observer.

Transaction Summary:

●	Total potential purchase price of $32.5 million, with an initial payment of $8 million ($3 million cash and $5MM common shares)

●	$24.5 million (or approximately 75%) of the potential purchase price is dependent on the achievement of revenue growth milestones over the next three years

●	Of the total potential purchase price, up to $15 million (or approximately 45%) is in cash and $17.5 million (or approximately 55%) is in Glimpse common shares, priced at around the time of issuance over the next three years when the revenue milestones are met and with a minimum issuance price of $7.00/share (as with all of our prior post IPO acquisitions)

●	There are no contingencies (i.e. “outs”) to this transaction, which is expected to officially close during Q3 CY ‘22

●	The transaction is expected to be immediately accretive to Glimpse

●	Post deal, Glimpse is expected to have approximately $16 million cash on its balance sheet (including $2 million held in escrow to satisfy potential future performance obligation relating to our acquisition of S5D), with no material liabilities, preferred equity or debt

●	Further information regarding the transactions can be found in the related 8K filing

Tyler Gates, CEO and Managing Partner of Brightline Interactive said, “Since our company’s inception, we have rooted our infrastructure in deep tech capabilities. In order to support the development of innovative new capabilities, we forged one of the industry’s strongest deep tech partnership programs, with partners such as NVIDIA, AT&T, Microsoft, Unity and Unreal. Everything that we do stems from the tone and culture that has been established within Brightline. Our mission and vision are continuously formed by our skilled professionals who collaborate and share ground-breaking knowledge and contextual awareness. We are confident that aligning with Glimpse will ensure that Brightline reaches its ultimate goal of providing globally scaled immersive technology platforms for various mediums. Joining Glimpse will allow Brightline to have wider access to financial and human capital to strategically advance its already impressive, library of patents, platforms and deep tech capabilities.”

Lyron Bentovim, President & CEO of Glimpse commented, “Similar to our recent strategic acquisition of S5D, the transaction with BLI presents a significant addition to Glimpse and further demonstrates the power of our model. This deal is accretive, well-structured, primarily performance based and, as a floor, is tied to our IPO price for future issuances.”

Mr. Bentovim continued: “We were determined to become a publicly traded Nasdaq company, as we believe that it provides the most efficient and effective vehicle to creating real scale in an industry which is largely lacking that on the software and services side. In this regard, we have come a very long way in a short time. While much work remains as the immersive industry continues to rapidly develop and grow, this transaction serves as a strong validation of our position in the industry, ability to attract great companies and create significant value. Tyler is a world class immersive technologist and will add significant value to our executive team and board. We welcome Tyler, BLI’s co-founder Erik Muendel and the entire Brightline team to Glimpse and are tremendously excited about our joint journey going forward.”

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR, FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

About Brightline Interactive

Brightline Interactive is the global leader in 5G integration, spatial computing, and deep tech. They design, build, integrate, and support immersive and interactive experiences, training scenarios, and simulations for both government and commercial customers. Brightline serves as architects for these solutions, but also as full-scale developers and integrators of systems. Brightline implements a layered production and business development approach to partnerships, scaled growth and data virtualization. For more information on Brightline Interactive, please visit www.brightlineinteractive.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,”, “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Glimpse Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

917-292-2685

maydan@theglimpsegroup.com

Investor Relations:

Mark Schwalenberg, CFA

Director

MZ Group – North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us